Exhibit 10.1

AMENDMENT TO ASSET PURCHASE AGREEMENT

This Amendment to Asset Purchase Agreement (“Amendment”) is entered into on May 13, 2009 among Abundantad Incorporated, a Nevada corporation (“Abundantad”), Kim and Lim, LLC, a California limited liability company (“KM”), James Kim (“Kim”) and Dennis Hom (“Hom”).

RECITALS

A.	On or about May 14, 2008, KM, Abundantad, Kim and Hom entered into an Asset Purchase Agreement (“Purchase Agreement”) in which Abundantad purchased the Business from KM.

B.	Capitalized terms not defined herein shall have the meanings set forth in the Purchase Agreement.

C.	Abundantad, KM, Kim and Hom now desire to amend the Purchase Agreement as hereinafter provided.

AGREEMENT

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Amendment to Purchase Price.  Section 1.4(a) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“(a)           $550,000 cash, payable $250,000 on the Closing Date by wire transfer of immediately available funds and $300,000 on the following dates: (i) $100,000 payable on May 14, 2009, (ii) $100,000 payable  on June 14, 2009, and (iii) $100,000 payable on July 14, 2009; provided, however, that in the event Purchaser or any parent or subsidiary closes a debt or equity financing transaction in the net amount of at least $3 million prior to full payment of amounts hereunder, then all outstanding payments hereunder shall be accelerated and payable by Purchaser within 3 business days following Purchaser’s receipt of such investment capital; and”

2. Amendment to Earn Out. Section 1.4(e) of the Purchase Agreement is hereby amended as follows: The language in the last complete sentence of such paragraph that states “March 31, 2009” is deleted in its entirety and replaced with “August 14, 2009.” provided, however, that in the event Purchaser or any parent or subsidiary closes a debt or equity financing transaction in the net amount of at least $3 million prior to full payment of amounts hereunder, then such payment hereunder shall be accelerated and payable by Purchaser within 3 business days following Purchaser’s receipt of such investment capital.

3. Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of California, without regard to conflict of law principles thereof.

4. Force and Effect.  Except as specifically modified by this Amendment, the terms and provisions of the Purchase Agreement remain in full force and effect.

5. Counterparts; Faxes.  This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Amendment may also be executed via facsimile, which shall be deemed an original.

Kim and Lim, LLC	Kim and Lim, LLC
By:	By:
Name:	Name:
Title:	Title:
James Kim ____________________________________	Dennis Hom ________________________________

Abundantad Incorporated

Scott Rewick ____________________________________